Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2017 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in First Industrial Realty Trust, Inc.’s and First Industrial, L.P.’s combined Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

March 14, 2017